Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
Vice President and Treasurer
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (December 13, 2013)—NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended September 30, 2013, of $6,517,000 or $0.83 per share. This compares to net income of $1,775,000 or $0.23 per share for the quarter ended June 30, 2013, and compares to net income of $7,741,000 or $0.98 per share for the quarter ended September 30, 2012.

Net income for the twelve months ended September 30, 2013, was $27,627,000 or $3.51 per share, compared to net income of $18,110,000 or $2.30 per share for the twelve months ended September 30, 2012.

Included in non-interest income for the three months ended June 30, 2013, are reductions of $5.4 million for non-cash accounting adjustments to record residential loans held for sale at fair value and to record the fair value of outstanding loan commitments in accordance with Generally Accepted Accounting Principles (“GAAP”). Specifically, GAAP requires the Bank to recognize the changes in fair value of commitments to fund loans to borrowers. This created a substantial adverse non-cash fair value adjustment in the June 2013 quarter because market interest rates increased significantly after commitments were made to borrowers. In the September 2013 quarter, the Bank funded these commitments to borrowers and then received sales proceeds from investors at already committed prices.

During the twelve months ended September 30, 2013, the Bank recorded negative provisions for loan losses of $9.6 million, which were necessary to reduce the Bank’s Allowance for Loan and Lease Losses (“ALLL”) to a level consistent with the Bank’s ALLL methodology. During fiscal 2013, various quantitative factors used in the ALLL methodology showed notable improvement, including a decreases in criticized assets, decreases in the Bank’s level of non-performing assets, and declines in the Bank’s commercial real estate, construction and land development portfolios which have historically experienced higher loss rates. Qualitative factors also improved, including renewed strength of the Kansas City area housing market, where the Bank’s construction and land development loans are concentrated. Without the negative provisions for loan losses, net income would have been $21.7 million, or $2.76 per share, for the twelve months ended September 30, 2013.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). As of September 30, 2013, the Bank’s Tier 1 leverage ratio and total risk-based capital ratio were 17.7% and 25.1%, respectively.

North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank, a nationwide residential mortgage lender, also has loan origination offices in Kansas City, Lee’s Summit and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	9/30/13	6/30/13	9/30/12	9/30/13	9/30/12
EARNINGS DATA:
Net interest income	$10,348	10,273	11,547	42,693	49,479
Provision for loan losses	—	—	—	(9,600)	10,500
Non-interest income	16,276	10,997	18,896	62,735	53,295
Non-interest expense	16,028	18,384	17,856	70,107	62,827
Income tax expense	4,079	1,111	4,846	17,294	11,337

Net income	$6,517	1,775	7,741	27,627	18,110

FINANCIAL CONDITION DATA:
Total assets	$1,144,155	1,142,405	1,240,826	1,144,155	1,240,826
Total loans and mortgage-backed and related securities, net	807,916	790,463	925,081	807,916	925,081
Customer and brokered deposit accounts	748,193	801,348	892,313	748,193	892,313
Stockholders’ equity	195,517	190,575	171,503	195,517	171,503
FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$24.85	24.22	21.80	24.85	21.80
Earnings per share	0.83	0.23	0.98	3.51	2.30
Cash dividends paid per share	—	—	—	—	—
Return on assets (annualized net income divided by total average assets)	2.28%	0.61%	2.52%	2.32%	1.45%
Return on equity (annualized net income divided by average stockholders’ equity)	13.50%	3.73%	18.61%	15.05%	11.25%
Weighted average shares outstanding	7,867,614	7,867,614	7,867,614	7,867,614	7,867,614